Exhibit 10.1

October 6, 2026

Tsafi Goldman VIA EMAIL

Re: Retention Letter

Dear Tsafi,

As you know, Payoneer Global Inc. (“Payoneer”) entered into an Agreement and Plan of Merger by and among Payoneer, Neon Maple Parent Inc. (“Nuvei”) and Panda Acquisition Sub Inc., dated as of June 12, 2026 (the “Merger Agreement”), pursuant to which Payoneer will be acquired by, and will become a wholly-owned subsidiary of, Nuvei.

As a key member of Payoneer and its business, we consider you integral to the successful consummation of the Closing (as defined in the Merger Agreement) and the continued success of Payoneer and its business.

Accordingly, Payoneer has determined that it is in its best interests that, subject to you continuing to be employed by Payoneer through the date that the 2026 year-end incentive awards are granted to executives of Payoneer (which customarily occurs on or about mid-February of the following year and for purposes hereof such date is on or about February 15, 2027), you will be granted a cash retention award equal to $5,250,000 (the “Retention Award”) at that time. The Retention Award will vest and be paid to you in two equal installments, with the first vesting on the Closing and the second installment vesting on the first anniversary of the Closing, in each case (i) subject to your continued employment through the applicable vesting date and (ii) to be paid as soon as practicable following vesting, but in no event later than the end of the first regular payroll period beginning after the vesting date. In the event that your employment is terminated by Payoneer or any of its affiliates or successors without Cause or you resign with Good Reason, in either case following the formal grant of the Retention Award and during the Change in Control Period, the unvested portion of the Retention Award will immediately vest and become payable (each of the capitalized terms in the foregoing sentence that are not otherwise defined will have the meaning set forth in Payoneer’s Change in Control Severance Plan).

The Retention Award will be subject to the terms and conditions provided in the final award agreement, but the material terms will be as set forth in this letter agreement and will not impose any further obligations on you other than as described above and as may be reasonably required by the Company consistent with its processes and procedures.

Except as set forth below, the Retention Award, when granted, will be in addition to (and will not be in lieu of) any other compensation you may otherwise be entitled to receive from Payoneer or its affiliates, and will not count when calculating your benefits under any benefit plan sponsored by Payoneer or any of its affiliates, except as such plan otherwise expressly provides. Notwithstanding the forgoing, you acknowledge that no additional

Exhibit 10.1

annual equity or other incentive grant will be granted to you in February of 2027 or otherwise in connection with year-end 2026.

This letter agreement does not constitute, and may not be construed as, a contract of employment, nor does it alter the “at-will” nature of your employment. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws that could cause the application of the law of any jurisdiction other than the State of Delaware, and any dispute shall be determined by any state or federal court in the State of Delaware. This letter agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute together one and the same agreement.

We are excited for your continued contributions to Payoneer’s success and look forward to working with you through this exciting time for Payoneer. Please sign and date this letter below to indicate your acceptance and return the original to me at your earliest convenience. Please keep the copy for your records.

Very truly yours,

Payoneer Global Inc.

By: /s/ John Caplan

Name: John Caplan

Title: Chief Executive Officer

Acknowledged and agreed:

/s/ Tsafi Goldman	Oct 8, 2026
Name: Tsafi Goldman	Date